UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 28, 2009

ARGYLE SECURITY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51639	20-3101079
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12903 Delivery Drive San Antonio, TX	78247
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (210) 828-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2009, the Board of Directors (the “Board”) of Argyle Security, Inc. (the “Company”) elected to restructure the executive management team to more effectively manage the Company’s day-to-day business during the current economic times. Effective, February 1, 2009, Mr. Marbut will retain his role and serve as the sole Chief Executive Officer of the Company. Mr. Chaimovski was appointed as Executive Chairman of the Board. In addition, the Board appointed Mr. Sam Youngblood to serve as President and Chief Operating Officer of the Company, effective February 1, 2009. Mr. Youngblood will continue to serve as President of ISI Security Group, Inc., wholly owned subsidiary of the Company and his employment agreement dated October 19, 2004 will continue to be in full force and effect. Effective February 1, 2009, Mr. Roni Chaimovski resigned his position as Co-Chief Executive Officer and Mr. Bob Marbut resigned his position as Chairman of the Board.

In addition, certain of the executive officers agreed to compensation reductions as a part of cost saving measures enacted by the Company, including salary reductions and operating expense reductions. Each of Mr. Marbut, Mr. Chaimovski and Mr. Don Neville, Executive Vice President and Chief Financial Officer of the Company agreed to reduce their respective base salaries and forego agreed upon and earned cash bonus compensation.  Other than increases in base salaries pursuant to existing employment agreements, the Company has decided to not increase base salaries for most of its employees.

Also, on January 28, 2009, the Company promoted Mr. Matthew A. Kepke, General Counsel and Corporate Secretary to Vice President and on February 1, 2009, the Company entered into a Severance and Non-Competition Agreement with Mr. Kepke.  A copy of the agreement is filed hereto as Exhibit 10.1.

The agreement is derived from the form of Severance and Non-Competition Agreement which has been approved by each of the Compensation Committee of the Board and the entire Board. Pursuant to the terms of the agreement, the employee shall be “at will,” meaning that either the employee or the Company shall be entitled to terminate the employment at any time and for any reason, with or without cause. Upon the termination of the employment, the employee shall only be entitled to the compensation and benefits earned up through the date of termination.

In the event the employment with the Company is terminated within the two (2) year period immediately following the occurrence of a change of control, either (i) by the Company without cause, or (ii) by the employee for good reason, then the employee shall, receive a lump sum payment in the amount of (a) 2 times employee’s base salary in effect on the date of termination plus employee’s target bonus plus (b) employee’s current year bonus earned up through the date of termination (calculated by taking Employee’s annual target bonus times a fraction, the numerator of which is the number of days Employee was employed during the year of termination and the denominator of which is 365), with such target bonus and current year bonus determined in accordance with the Company’s bonus plan then in effect which is applicable to employee. The lump sum payment to be paid under this clause (i) shall be paid within thirty (30) days following the date of employee’s termination; and (ii) receive a lump sum payment equal to 24 times the monthly premium cost (determined as of the date of termination) for employee’s medical insurance under the Company’s benefit plans then in effect, with such amount to be paid within thirty (30) days following the date of employee’s termination. If the employee dies during the term of employment, employee’s employment and the agreement shall automatically terminate as of the date of employee’s death. Upon such termination, the Company shall have no further obligation to the employee or his estate, except to pay to the estate any accrued, but unpaid, salary up through the date of such termination, plus bonus.

The description of the severance and non-competition agreement herein does not purport to be complete and is qualified in its entirety by reference to the full text of each of the exhibit filed herewith and incorporated by this reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Severance and Non-Competition Agreement dated February 1, 2009 between Argyle Security, Inc. and Matthew A. Kepke.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGYLE SECURITY, INC.

Date: February 5, 2009	By:	/s/ Donald F. Neville
Name: Donald F. Neville
Title: Chief Financial Officer